Exhibit 10.29

Dated [               ]

SEADRILL LIMITED

and

[               ]

FORM OF DEED OF INDEMNITY

THIS DEED is made on the [       ] day of [               ]
BETWEEN:
1.    SEADRILL LIMITED, a company incorporated in Bermuda, whose registered office is at Park Place 55 Par-La-Ville Road, Hamilton HM11, Bermuda (the “Company”); and
2.    [               ] of [               ] (the “Director”).
WHEREAS:
(A)The Director is a director of the Company on the date of this Deed.
(B)The Company has agreed to indemnify the Director, and the Director has agreed to give certain undertakings to the Company, in each case on the terms of and subject to the conditions in this Deed.
THIS DEED PROVIDES as follows:
1.Interpretation
1.1In this Deed:

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in London;
“Claim”	means any investigation, demand, claim, action or proceeding, brought or threatened, against the Director or any other person in any jurisdiction;
“Confidential Information”	has the meaning given in sub-clause 13.1;
“Group Company”	means the Company and any Subsidiary of the Company from time to time;
“Indemnity”	has the meaning given in sub-clause 2.1;
“Indemnity Claim”	means any investigation, demand, claim, action or proceeding by the Director against the Company under the Indemnity;
“Indemnity Payment”	means a payment under the Indemnity;
“Loss”	means any and all liability suffered or incurred by the Director on or after the date of this Deed;

“Pre-Contractual Statement”	has the meaning given in sub-clause 11.4;
“Subsidiary”	has the meaning given to it in section 1159 of the UK Companies Act 2006;
“Tax”
includes (without limitation) all taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever, whether of Bermuda, the United Kingdom or elsewhere, together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them; and

“Termination”	has the meaning given in sub-clause 6.2.

1.2In this Deed:
(A)references to clauses and sub-clauses are to clauses and sub-clauses of this Deed;
(B)use of either gender includes the other gender;
(C)a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;
(D)headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Deed;
(E)“UK” means the United Kingdom of Great Britain and Northern Ireland; and
(F)“USD” and “$” denote the lawful currency of the United States of America.
2.Indemnity and Advance of Funds for Defence Proceedings
2.1Subject to the terms of this Deed, the Company undertakes to indemnify the Director against any Loss in respect of the Director’s acts or omissions whilst in the course of acting or purporting to act as a director or employee of any Group Company or which otherwise arises by virtue of the Director holding or having held such position, in each case, to the extent arising out of or in connection with, directly or indirectly, any Claim (the “Indemnity”) PROVIDED THAT, without prejudice to any other rights or remedies available to the Director, the Indemnity shall not extend to any Loss:
(A)arising out of, based upon or attributable to any dishonest or fraudulent act or omission by the Director;
(B)where such indemnification or payment in any particular jurisdiction would be rendered void or voidable by, contravene or be prohibited by (i) any applicable law, regulation, listing, disclosure or other similar rules from time to time binding on the relevant Group Company in that jurisdiction, or (ii) the terms of any undertaking given or required to be given by the relevant Group Company to any regulatory authority; or
(C)arising from loss of earnings or any other employment benefit including, without limitation, rights to bonus or other monetary incentives, share options or other share-based incentives or pension or other retirement benefits which the Director may suffer as a result of any period of disqualification from office of director (or other similar office) by any relevant court, tribunal or other legal or regulatory authority.
2.2When computing the amount of any Indemnity Payment there shall be taken into account the amount of any Tax deduction or Tax saving obtained by the Director in consequence of the matter that has given rise to the Indemnity Payment.
2.3Without prejudice to the Indemnity, but subject always to sub-clause 2.4, the Company shall advance such funds to the Director as are reasonably required, from time to time, for the Director to meet expenditure incurred or to be incurred by the Director:
(A)in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by the Director in relation to any Group Company; or
(B)in defending himself:
(i)in an investigation by a regulatory authority; or
(ii)against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by the Director in relation to any Group Company.
2.4Any advance requested pursuant to sub-clause 2.3, shall be made except where prohibited by applicable law, regulation, judgement, market listing rule or similar requirement and provided always that the advance shall be interest-free and shall not be repayable except in the event that judgment of the relevant court, tribunal or other legal or regulatory authority is given against the Director on allegations arising out of, based upon or attributable to any dishonest or fraudulent act or omission of the Director, or in accordance with clause 2.6.
2.5If the Director is at any time entitled (whether by reason of insurance or otherwise) to recover from some other person any sum in respect of any matter giving rise (or which may give rise) to an Indemnity Claim the Director shall:
(A)promptly notify the Company and provide such information as the Company may reasonably require relating to such right of recovery and the steps taken or to be taken by the Director in connection with it;

(B)unless such entitlement is contingent upon the Director having first exhausted her rights to indemnification in respect of the relevant liability under this Deed, if so required by the Company take all steps (whether by way of a claim against her insurers or otherwise including, without limitation, legal proceedings) as the Company may reasonably require to enforce such recovery; and
(C)keep the Company fully informed of the progress of any action taken, and thereafter any Indemnity Payment shall be limited to the amount by which the Loss suffered as a result of the matter giving rise to the Indemnity Claim shall exceed the amount so recovered. No other person shall have the right to pursue any Indemnity Claim (or to seek contribution from the Company) whether in its own name or that of the Director.
2.6If the Company makes an Indemnity Payment to the Director or makes an advance under sub-clause 2.3 and the Director subsequently recovers from a third party a sum which is referable to the matter giving rise to the Indemnity Claim, the Director shall forthwith repay to the Company:
(A)an amount equal to the sum recovered from the third party less any reasonable out-of-pocket costs and expenses incurred by the Director in recovering the same; or
(B)if the figure resulting under sub-clause (A) above is greater than the Indemnity Payment, a sum equal to the Indemnity Payment.
2.7If the Company makes an Indemnity Payment, it shall be subrogated to the extent of such Indemnity Payment to Director’s right of recovery against any third party (including any claim under any applicable directors’ and officers’ insurance policy) in respect of the Indemnity Payment. The Director shall provide all reasonable cooperation as may be requested by the Company for the purpose of securing and exercising such rights of recovery and in no event shall the Director do anything to prejudice the Company’s ability to assert such rights.
2.8If a body corporate ceases to be a Group Company after the date of this Deed, the Indemnity shall only apply in respect of liabilities in relation to that body corporate which arose before the date on which that body corporate ceased to be a Group Company.
2.9If a body corporate becomes a Group Company after the date of this Deed, the Indemnity shall only apply in respect of liabilities in relation to that body corporate which arose after the date on which that body corporate became a Group Company.
2.10References in this clause to acts or omissions are to acts or omissions respectively carried out, made or omitted to be made before, on or after the date of this Deed.

3.Conduct of Claims and Access to Information
3.1Without prejudice to sub-clause 3.5, if the Director becomes aware of any Claim giving rise to an Indemnity Claim (or any circumstances that may reasonably be expected to give rise to an Indemnity Claim) the Director shall:
(A)as soon as reasonably practicable thereafter, notify the Company in writing of the existence of such Indemnity Claim (or circumstances), giving full details in that notification (or, to the extent that such details are not available to the Director at that time, as soon as possible thereafter) of the circumstances leading to (or expected to lead to), and the grounds for, that Indemnity Claim and the quantum or possible quantum of that Indemnity Claim;
(B)subject to the Company agreeing to pay the reasonable out-of-pocket expenses of the Director, take such action and give such information and assistance and access to premises, chattels, documents and records as the Company may reasonably request in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any Claim or judgment or adjudication with respect thereto (including, without limitation, instructing such solicitors or other professional advisers as the Company may nominate to act on the Director’s behalf but in accordance with the Company’s sole instructions) in connection with the Claim;
(C)without prejudice to the generality of sub-clause (B) above, at the request of the Company, allow the Company to take the sole conduct of such actions in the name of the Director as the Company may deem appropriate in connection with such Claim;
(D)without prejudice to the generality of sub-clause (B) above, make no admission of liability, agreement, settlement or compromise with any person in relation to such Claim without the prior written consent of the Company;
(E)comply with the terms and conditions of any policy of directors’ and officers’ insurance which covers the Director; and
(F)take all reasonable action to mitigate any Loss suffered by the Director in respect of such Claim.
3.2The provisions of sub-clauses 3.1(B), (C) and (D) shall not apply to any Claim brought against the Director by any Group Company.
3.3If the Director fails to comply with her obligations under this clause 3 in any material respect then the amount of any Indemnity Payment shall be reduced to the amount which the Director would have been entitled to receive pursuant to the Indemnity had the Director complied with her obligations.
3.4Any information the Company receives from the Director pursuant to this Deed may be provided by the Company to its advisers, insurers and to any other Group Company without notice to the Director.

3.5If the Company exercises its rights under clauses 3.1(B) or 3.1(C) the Company agrees to: (i) consult with the Director on aspects of the conduct of the Claim materially relevant to the Director; (ii) keep the Director reasonably informed of relevant developments in relation to conduct of the Claim; and (iii) take into account the Director’s reasonable requests related to the conduct of the Claim on issues which the Director reasonably believes may result in damage to the Director’s reputation.
3.6The Company shall be entitled at any stage and at its sole discretion to settle any Claim. However, before finalising any such settlement, the Company agrees to:
(A)consult with the Director on aspects of the settlement materially relevant to the Director;
(B)not make any admission of liability on behalf of the Director without her consent, such consent not to be unreasonably withheld; and
(C)take into account the Director’s reasonable requests related to the settlement on issues which the Director reasonably believes may result in damage to the Director’s reputation.
4.Tax
4.1Any Indemnity Payment shall be paid by the Company free and clear of all deductions for or on account of Tax, save as required by law.
4.2Without prejudice to sub-clause 2.2, if any deduction is required by law to be made from any Indemnity Payment or if an Indemnity Payment is subject to a liability to Tax in the hands of the Director then the Company shall pay to the Director such sum as will, after such deduction has been made or after such liability to Tax has been taken into account, leave the Director with the same amount as they would have been entitled to receive had no such deduction been required by law or as they would have been entitled to retain had no such liability to Tax arisen.
5.Establishment of Liability
The Company shall only be liable in respect of any Indemnity Claim if and to the extent that such Indemnity Claim is admitted by the Company or proven in a court of competent jurisdiction.
6.Termination
6.1The Indemnity shall terminate:
(A)on the date on which the insurance cover for directors’ and officers’ liabilities in respect of the Group Companies is bound or policies have been issued with an aggregate minimum policy limit of USD120million; or
(B)with regard to a Group Company, on the date after the date on which the Director is no longer a director or employee of such Group Company.

6.2Any termination pursuant to sub-clause 6.1 (“Termination”) does not affect:
(A)any rights and obligations in respect of any matter notified pursuant to clause 3 before Termination;
(B)the right of the Director to the Indemnity in respect of any Indemnity Claim made before or after Termination in respect of conduct or omission occurring before Termination, provided that such Indemnity Claim is notified to the Company in accordance with the terms of this Deed and in any event within six years after the date of Termination. For the avoidance of doubt, where a Director ceases to be a director or employee of a Group Company and accordingly the Indemnity ceases to apply in respect of that Group Company pursuant to sub-clause 6.1(B), the six year period in respect of Indemnity Claims relating to that Group Company commences from her ceasing to be a director or employee of that Group Company notwithstanding that the Deed may remain in force with regard to other Group Companies.
6.3The provisions of clauses 6 to 16 (inclusive) will survive Termination of this Deed. The other provisions of this Deed will survive Termination of this Deed so far as relevant in relation to any Indemnity Claim covered by sub-clause 6.2.
7.Notices
7.1A notice under this Deed shall only be effective if it is in writing. E-mail is permitted.
7.2Notices under this Deed shall be sent to a party at its address or number and, in the case of the Company, for the attention of the individual, set out below:

Party and title of individual	Address	E-mail
Company Attention: General Counsel	The registered office of the Company from time to time	[ ]
Director	[ ]	[ ]
PROVIDED THAT either party may change its notice details on giving notice to the other party of the change in accordance with this clause. That notice shall only be effective on the date falling five Business Days after the notification has been received or on such later date as may be specified in the notice.
7.3Any notice given under this Deed shall, in the absence of earlier receipt, be deemed to have been duly given:
(A)if delivered personally, on delivery;

(B)if sent by first class post, two clear Business Days after the date of posting; and
(C)if sent by e-mail, when despatched.
7.4No notice given under this Deed may be withdrawn or revoked except by notice given in accordance with this clause.
8.Remedies and Waivers
8.1No delay or omission by either party to this Deed in exercising any right, power or remedy provided by law or under this Deed shall affect that right, power or remedy or operate as a waiver of such right, power or remedy or constitute an election to affirm the Deed.
8.2The single or partial exercise of any right, power or remedy provided by law or under this Deed shall not unless otherwise expressly stated preclude any other or further exercise of it or the exercise of any other right, power or remedy.
8.3The rights, powers and remedies provided in this Deed are cumulative and not exclusive of any rights, powers and remedies provided by law.
9.Invalidity
If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:
(A)the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or
(B)the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.
10.Contracts (Rights of Third Parties) Act 1999
The parties to this Deed do not intend that any term of this Deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.
11.Entire Agreement
11.1This Deed constitutes the whole and only agreement between the parties relating to the indemnification of the Director by the Company, the funding of defending proceedings against the Director and the obligations of the parties in relation to Indemnity Claims.
11.2Each party acknowledges that in entering into this Deed it is not relying upon any Pre-Contractual Statement which is not set out in this Deed.

11.3Except in the case of fraud, no party shall have any right of action against any other party to this Deed arising out of or in connection with any Pre-Contractual Statement except to the extent that it is repeated in this Deed.
11.4For the purposes of this clause, “Pre-Contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to:
(A)the indemnification of the Director by the Company; and/or
(B)the funding of defending proceedings against the Director; and/or
(C)the obligations of the parties in relation to Indemnity Claims, made or given by any person at any time prior to this Deed becoming legally binding, other than, in any case, the Employment Contract or provision thereof.
11.5This Deed may only be varied in writing signed by each of the parties.
12.Assignment
12.1The Director shall not assign, or purport to assign, all or any part of the benefit of, or her rights or benefits under, this Deed.
13.Confidentiality
13.1Subject to sub-clause 13.2, the Director shall treat as confidential and shall not disclose to any person all information that relates to:
(A)an Indemnity Claim or any matter which results or may result in an Indemnity Claim (including without limitation the existence of an Indemnity Claim); or
(B)any advance made under sub-clause 2.3,
(any such information being “Confidential Information”).
13.2Notwithstanding the other provisions of this clause, the Director may disclose Confidential Information:
(A)to her professional advisers provided that they procure that such advisers comply with the restrictions contained in this clause as if such advisers were a party to this Deed;
(B)to the extent required by law;
(C)to the extent the Confidential Information has come into the public domain through no fault of that party; or

(D)to the extent the Company has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.
Any Confidential Information to be disclosed by the Director pursuant to sub-clause (B) or (C) above shall be disclosed only after notice to the Company.
13.3The restrictions contained in this clause shall continue to apply after Termination, and, for the avoidance of doubt, after the Director ceases to be a director of any Group Company, in each case without limit in time.
14.Counterparts
14.1This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.
14.2Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute but one and the same instrument.
15.Choice of Governing Law
This Deed is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.
16.Jurisdiction
The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed. Any proceedings, suit or action arising out of or in connection with this Deed shall therefore be brought in the English courts.

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.

Executed and delivered as a deed by	)	..........................................................
SEADRILL LIMITED acting by an Authorised Signatory	) )	Chief Executive Officer

Executed and delivered as a deed by [ ] in the presence of:	) )	............................................................. (Signature of individual)
Witness’s signature:		.............................................................
Name (print):		.............................................................
Occupation:		.............................................................
Address:		.............................................................